Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electro-Sensors, Inc.:

We consent to the use of our report dated March 14, 2016, with respect to the consolidated financial statements of Electro-Sensors, Inc. and subsidiaries as of December 31, 2014 and 2015.

/s/ Boulay PLLP

Boulay PLLP

Minneapolis, Minnesota

Boulay PLLP

April 26, 2016